Exhibit 10.10
ITEM 10.10 Entry into a Material Definitive Agreement.
Summary of Director Compensation
     On October 11, 2006, the Company’s Board of Directors approved the 2007 directors’ compensation program. In 2007 each member of the Company’s Board of Directors will receive a monthly board fee of $600 except that the Chairman of the Board and the Chairman Emeritus will receive a monthly board fee of $1,150. In addition, each member will receive a Board meeting fee of $450 for each Board meeting attended and a committee meeting fee of $300 for each committee meeting attended. The Chairperson of each committee will receive an additional $100 for each committee meeting attended. The Board of Directors meets monthly. Each Board member will serve on a committee or committees that are expected to meet six times in 2007. The Company reimburses out-of-pocket expenses incurred by all directors in connection with attending Board of Directors’ and committee meetings. Also as a component of 2007 Board compensation, in December 2006 each member of the Board of Directors is expected to be granted equity-based compensation pursuant to the 2006 Dental Care Plus Management Equity Incentive Plan with a value of approximately $12,000, either in the form of Phantom Shares or Restricted Shares depending on the members’ election under the Company’s Deferred Compensation Plan. The equity-based awards will be subject to forfeiture if a director fails to attend 75% of his or her scheduled Board and committee meetings in 2007

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